Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

March 6, 2024

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

Greystone Housing Impact Investors LP Increases Line of Credit to $50 Million

OMAHA, Nebraska -- Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on March 4, 2024, it closed on a $10 million increase in the maximum available commitment of its secured revolving Line of Credit facility (“LOC”) to up to $50 million. The additional $10 million commitment was provided by a new lender to the Partnership. BankUnited N.A. serves as sole arranger and administrative agent. The LOC is secured by the Partnership’s joint venture equity investments. An affiliate of the Partnership’s general partner provides a deficiency guaranty for the facility.

“The increase in LOC commitment provided by a new lender further enhances our available liquidity and demonstrates the Partnership’s ability to obtain additional credit from lenders,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.